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                 August 30, 2021

       Peter Tassiopoulos
       Chief Executive Officer
       Sphere 3D Corp
       895 Don Mills Road
       Bldg. 2, Suite 900
       Toronto, Ontario, Canada M3C 1W3

                                                        Re: Sphere 3D Corp
                                                            Registration
Statement on Form F-3
                                                            Filed August 26,
2021
                                                            File No. 333-259092

       Dear Mr. Tassiopoulos:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Austin Pattan, Staff Attorney, at (202) 215-1319 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Eric Hellige